                                                                    EXHIBIT 10.6





                      AGREEMENT AND PLAN OF REORGANIZATION

                            DATED AS OF MAY 21, 1998

                                 BY AND BETWEEN

                             RAILWORKS CORPORATION,

                          COMMODORES CONCRETE COMPANY,

                          CPI CONCRETE PRODUCTS, INC.

                                      AND

                         THE STOCKHOLDERS NAMED HEREIN

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE I          DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                   Section 1.01.  Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1


ARTICLE II         THE MERGER AND RELATED MATTERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                   Section 2.01.  Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                   Section 2.02.  The Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                   Section 2.03.  Certain Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                   Section 2.04.  Effect of the Merger on Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . 5
                   Section 2.05.  Delivery, Exchange and Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                   Section 2.06.  Merger Consideration Calculation. . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                   Section 2.07.  Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7


ARTICLE III        REPRESENTATIONS AND WARRANTIES OF
                   EACH STOCKHOLDER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                   Section 3.01.  By Each Stockholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8


ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF
                   THE COMPANY AND THE PRIMARY STOCKHOLDERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                   Section 4.01.  By the Company and Each Primary Stockholder . . . . . . . . . . . . . . . . . . . . . 9


ARTICLE V          REPRESENTATIONS AND WARRANTIES OF RW AND NEWCO   . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                   Section 5.01.  By RW and Newco . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9


ARTICLE VI         COVENANTS EXTENDING TO THE EFFECTIVE TIME    . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                   Section 6.01.  Of Each Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10


ARTICLE VII        THE CLOSING AND CONDITIONS TO CLOSING AND
                   CONSUMMATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                   Section 7.01.  The Closing and Certain Conditions  . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE VIII       COVENANTS FOLLOWING THE EFFECTIVE TIME   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   Section 8.01.  Of Each Party Other than the Company  . . . . . . . . . . . . . . . . . . . . . . .  12


ARTICLE IX         INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   Section 9.01.  Indemnification Rights and Obligations  . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE X          [Intentionally Ommitted]   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12



ARTICLE XI         GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   Section 11.01.          Treatment of Confidential Information  . . . . . . . . . . . . . . . . . .  12
                   Section 11.02.          Restrictions on Transfer of RW Common Stock  . . . . . . . . . . . . . . .  12
                   Section 11.03.          Brokers and Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                   Section 11.04.          Assignment; No Third Party Beneficiaries . . . . . . . . . . . . . . . . .  14
                   Section 11.05.          Entire Agreement; Amendment; Waivers . . . . . . . . . . . . . . . . . . .  15
                   Section 11.06.          Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                   Section 11.07.          Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                   Section 11.08.          Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                   Section 11.09.          Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                   Section 11.10.          Exercise of Rights and Remedies  . . . . . . . . . . . . . . . . . . . . .  16
                   Section 11.11.          Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                   Section 11.12.          Reformation and Severability . . . . . . . . . . . . . . . . . . . . . . .  17
                   Section 11.13.          Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                   Section 11.14.          Respecting the IPO . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17


ARTICLE XII        TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                   Section 12.01.          Termination of this Agreement  . . . . . . . . . . . . . . . . . . . . . .  17
                   Section 12.02.          Liabilities in Event of Termination  . . . . . . . . . . . . . . . . . . .  18


EXHIBITS
--------

Exhibit A          -      List of Primary Stockholders

Exhibit B          -      Form of Employment Agreement

Exhibit C          -      IPO Cost Liability Sharing Agreement

Exhibit D          -      Merger Consideration

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of May 21, 1998, by and among RailWorks Corporation, a Delaware corporation ("RW"), Commodores Concrete Company, a Tennessee corporation and a wholly owned subsidiary of RW("Newco"), CPI Concrete Products, Inc., a Tennessee corporation (the "Company"), and the persons listed on the signature pages hereof under the caption "Stockholders" (collectively, the "Stockholders," and each of those persons, individually, a "Stockholder").

                             PRELIMINARY STATEMENT

         The parties to this Agreement have determined it is in their best long-term interests to effect a business combination pursuant to which:

         (a) Newco will merge into the Company on the terms and subject to the conditions set forth herein (that merger being the "Merger");

         (b) RW will acquire the stock of all or some of the entities listed in the accompanying Addendum 1 (each an "Other Founding Company" and, collectively with the Company, the "Founding Companies") pursuant to agreements that are (i) similar in all material respects to this Agreement and (ii) entered into among those entities and their equity owners, RW and subsidiaries of RW (collectively, the "Other Agreements"); and

         (c) RW shall at such time as specified herein and if certain conditions are met, effect a public offering of shares of its common stock and issue and sell those shares.

         The respective boards of directors of RW, Newco and the Company have approved and adopted this Agreement to effect a transaction subject to Section 351 of the Code.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         Section 1.01 Certain Defined Terms. As used in this Agreement and in the related Addendums, Annexes, Schedules and Exhibits, the following terms have the meanings assigned to them below in this Section 1.01. Capitalized terms used in this Agreement and not defined below in this Section 1.01 have the meanings assigned to them in the Preliminary Statement or Article I of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference), as the case may be.

         "Agreed Rate" means 8.0% per annum.

         "Agreement" means this Agreement and all attached Schedules, Addendums, Annexes and Exhibits, as each of the same may be amended, modified or supplemented from time to time pursuant to the provisions hereof or thereof.

         "Applicable Corporate Code" means the laws of the Organization State of the Company that govern corporations incorporated in such state.

         "Closing Date Balance Sheet" of the Company means a balance sheet of the Company as at the IPO Closing Date which is prepared on a basis consistent with the basis on which the Current Balance Sheet was prepared.

         "Closing Memorandum" means the form of closing memorandum to be prepared by RW for the Closing under this Agreement in which are included the forms of certificates of officers, the opinions of counsel and certain other documents to be delivered at the Closing as provided in Article VII.

         "Company Accounts Receivable" shall mean the accounts and notes or other advances receivable of the Company and the Company Subsidiaries, excluding any Retainages, as of the IPO Closing Date.

         "Company Common Stock" means the common stock, no par value, of the Company.

         "Company Indebtedness" means the indebtedness of the Company, as of the IPO Closing Date (including, with respect to CPI Concrete Products, Inc., the value of the Cash Company Consideration to be received by its Employee Stock Ownership Plan), that the Company has elected to repay (or repurchase, as the case may be) with a portion of the RW Common Stock to be received as part of the Merger Consideration. At least five days prior to the Delivery Date, the Company will deliver to RW a schedule of the aggregate principal amount of the Company Indebtedness, certified by the President of the Company, that will be outstanding on the IPO Closing Date, and RW will repay such Company Indebtedness on the IPO Closing Date. To the extent that the actual amount of Company Indebtedness exceeds the amount shown on such schedule, such excess shall be repaid by the Stockholders on or prior to the IPO Closing Date.

         "Counsel for RW and Newco" means King & Spalding.

         "Counsel for the Company and the Stockholders" means such counsel as shall be designated by the Company in writing on or prior to the Delivery Date.

         "Current Balance Sheet" means the balance sheet of the Company as at March 31, 1998 which is included in the Initial Financial Statements.

         "Current Balance Sheet Date" means December 31, 1997.

         "Defined Net Worth" as of the IPO Closing Date shall mean (i) the total assets of the Company, as set forth on the balance sheet of the Company as of such date, except that (A) expenses of the Company directly attributable to the IPO and/or the transactions contemplated by this Agreement, including but not limited to, costs incurred pursuant to the HSR Act, shall be added back to the assets of the company and (B) the value of inventory, machinery, equipment and real estate shall be determined pursuant to Section 2.06(a), less (ii) the total liabilities of the Company, as set forth on the balance sheet of the Company as of such date, excluding the Company Indebtedness. Notwithstanding the foregoing, in the case of Comstock, Comstock's contractual obligation to Spie Group, Inc., as successor to Comstock Group, Inc., shall not be deemed to be a liability for purposes of determining Defined Net Worth.

         "Delivery" or "Delivery Date" shall have the meaning set forth in
Section 7.01.

         "Earnings Percentage" shall have the meaning set forth in Exhibit D.

         "Employment Agreement" means each of the Employment Agreements entered into as of the Closing Date between RW and each of the Stockholders set forth on Exhibit A hereto, a form of which is attached hereto as Exhibit B.

         "Fair market value" means that value at which goods and/or services would be exchanged between a willing buyer and willing seller in a transaction entered into at arms length with each party having relevant facts of all aspects of the transaction.

         "Initial Financial Statements" means (a) the balance sheets of the Company as at December 31, 1997 and March 31, 1998 and the related reviewed statements of operations and retained earnings for each of the Company's two fiscal years in the period ended December 31, 1997, and (b) the Current Balance Sheet and the related statement of income for the Company's fiscal year ended December 31, 1997, which the Company has delivered to RW prior to the date hereof.

         "IPO Closing Date" means the date on which RW first receives payment for the shares of RW Common Stock it sells to the Underwriter in the IPO.

         "Merger Consideration" has the meaning specified in Section 2.04.

         "Newco" means Commodores Concrete Company, a Tennessee corporation.

         "Responsible Officer" means the President, Chief Executive Officer or any Vice President of the Company.

         "Retainages" means the portion of progress payments due to a Company for contracting projects that is withheld by a customer of such Company until completion of a project, pursuant to the terms of a contract with such customer, as security for the completion of the project.

         "RW" means RailWorks Corporation, a Delaware corporation.

         "Scheduled Related Party Agreements" means the agreements described in
Schedule 4.11.

         "Surviving Corporation" means the Person to be designated in the Certificate of Merger as the surviving corporation of the Merger.

         "Threshold Amount" means 2.0% of the Merger Consideration.

         "Transaction Value" means the (i)(A) the total number of shares of RW outstanding immediately upon the closing of the IPO and the transactions contemplated by this Agreement and the Other Agreements multiplied by (B) the IPO Price multiplied by (C) 92% minus (ii) actual expenses of RW incurred with respect to the IPO, an estimate of which will be set forth in Item 13 of Part II of the Registration Statement minus (iii) the underwriting discounts and commissions paid to the Underwriter pursuant to the IPO minus (iv) the proceeds received by RW in connection with any shares of RW Common Stock sold by RW to finance the working capital needs of RW, which shares shall not exceed 5% of the number of shares to be sold in the IPO.

         "Transfer Taxes" has the meaning specified in Section 11.07.

         "Uniform Provisions" means the Uniform Provisions of RW for the Acquisition of Founding Companies attached hereto as Annex 1.

                                   ARTICLE II

                         THE MERGER AND RELATED MATTERS

         Section 2.01 Certificate of Merger. Subject to the terms and conditions hereof, the Company will cause a Certificate of Merger to be duly executed and delivered on or promptly after the Delivery Date to the Department of State of the State of Tennessee.

         Section 2.02 The Effective Time. The effective time of the Merger (the "Effective Time") will be the time on the IPO Closing Date as specified in the Certificate of Merger or, if the Certificate of Merger does not specify another time, 8:00 a.m., eastern daylight standard time, on the IPO Closing Date.

         Section 2.03 Certain Effects of the Merger. At and as of the Effective Time, (a) Newco will be merged with and into the Company in accordance with the provisions of the Tennessee Business Corporation Act, (b) Newco will cease to exist as a separate legal entity, (c) the articles of incorporation of the Company will be amended to change its authorized capital stock to 100 shares, par value $0.01 per share, of Common Stock, (d) the Company will be the Surviving Corporation and, as such, will, all with the effect provided by the Tennessee Business Corporation Act, (i) possess all the properties and rights, and be subject to all the restrictions and duties, of the Company and Newco and (ii) be governed by the laws of the State of Tennessee, (e) the Charter Documents of the Company then in effect (after giving effect to the amendment of the Company's articles of incorporation specified in clause (c) of this sentence) will become and thereafter remain (until changed in accordance with (i) applicable law (in the case of the articles of incorporation) or (ii) their terms (in the case of the bylaws)) the Charter Documents of the Surviving Corporation, (f) the initial board of directors of the Surviving Corporation will be the Chief Executive Officer of RW and the other persons named in Schedule 2.03, and those persons will hold the office of director of the Surviving Corporation subject to the provisions of the applicable laws of the State of Tennessee and the Charter Documents of the Surviving Corporation, and (g) the initial officers of the Surviving Corporation will be as set forth in Schedule 2.03, and each of those persons will serve in each office specified for that person in Schedule 2.03, subject to the provisions of the Charter Documents of the Surviving Corporation, until that person's successor is duly elected to, and, if necessary, qualified for, that office.

         Section 2.04 Effect of the Merger on Capital Stock. As of the Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

         (a) the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time will (i) be converted into the right to receive, subject to the provisions of Section 2.05 and Exhibit D, without interest, on surrender of the certificate evidencing those shares, the amount of cash and the number of whole and fractional shares of RW Common Stock set forth or determined as provided in Exhibit D (the "Merger Consideration"), (ii) cease to be outstanding and to exist and (iii) be canceled and retired;

         (b) each share of Company Common Stock held in the treasury of the Company or any Company Subsidiary will (i) cease to be outstanding and to exist and (ii) be canceled and retired; and

         (c) each share of Newco Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of Common Stock, no par value, of the Surviving Corporation, and the shares of Common Stock of the Surviving Corporation issued on that conversion will constitute all the issued and outstanding shares of Capital Stock of the Surviving Corporation. Each holder of a certificate representing shares of Company Common Stock immediately prior to the Effective Time will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive, subject to the provisions of Section 2.05, without interest, the Merger Consideration and the additional cash, if any, owing with respect to those shares as provided in Section 2.07.

         Section 2.05     Delivery, Exchange and Payment.

         (a) At or after the Effective Time: (i) each Stockholder, as the holder of certificates representing shares of Company Common Stock, will, on surrender of those certificates to RW (or any agent that may be appointed by RW for purposes of this Section 2.05), receive, subject to the provisions of this Article II and the Escrow Agreement, such Stockholder's share of the Merger Consideration pursuant to Section 2.04 and Exhibit D; and (ii) until any certificate representing Company Common Stock has been surrendered and replaced pursuant to this Section 2.05, that certificate will, for all purposes, be deemed to evidence ownership of the number of whole shares of RW Common Stock included in the Merger Consideration payable in respect of that certificate pursuant to Section 2.04. The Escrow Agreement will provide that the shares of RW Common Stock issued to the Stockholders as a part of the Merger Consideration together with duly executed stock powers in blank, shall be placed in escrow to be held subject to the terms of the Escrow Agreement and further subject to Exhibit D and Section 11.02. The escrow shall consist solely of shares of RW Common Stock that shall be issued at the Effective Time to the Stockholders of the Founding Companies and delivered, at the Closing, to the Escrow Agent. All shares of RW Common Stock issuable in the Merger will be deemed for all purposes to have been issued by RW at the Effective Time.

         (b) Each Stockholder will deliver to RW (or any agent that may be appointed by RW for purposes of this Section 2.05) on or before the Delivery Date the certificates representing Company Common Stock owned by the Stockholder, duly endorsed in blank by that Stockholder, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at that Stockholder's expense, affixed and canceled. Each Stockholder shall cure any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificates representing Company Common Stock delivered by that Stockholder.

         (c) No dividends (or interest) or other distributions declared or earned after the Effective Time with respect to RW Common Stock and payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered certificates representing shares of Company Common Stock for which shares of RW Common Stock have been issued in the Merger until those certificates are surrendered as provided herein, but (i) on that surrender RW will cause to be paid, to the Person in whose name the certificates representing such shares of RW Common Stock shall then be issued, the amount of dividends or other distributions previously paid with respect to such whole shares of RW Common Stock with a record date, or which have accrued, subsequent to the Effective Time, but prior to surrender, and the amount of any cash payable to such Person for and in lieu of fractional shares pursuant to
Section 2.07 and (ii) at the appropriate payment date or as soon as practicable thereafter, RW will cause to be paid to that Person the amount of dividends or other distributions with a record date, or which have been accrued, subsequent to the Effective Time, but which are not payable until a date subsequent to surrender, which are payable with respect to such whole shares of RW Common Stock, subject in all cases to any applicable escheat laws. No interest will be payable with respect to the payment of such dividends or other distributions or cash for and in lieu of fractional shares on surrender of outstanding certificates.

         (d) Each Stockholder hereby authorizes and directs RW to deliver 3.5% of the Cash Company Consideration and 3.5% of the Stock Company Consideration owed to such Stockholder pursuant to this Agreement (before deposit of the shares of RW Common Stock into escrow) to IPO Development Company in payment of fees owed to IPO Development Company by such Stockholder.

         Section 2.1.     Merger Consideration Calculation.

         (a) No later than fifteen (15) days following the IPO Closing Date, the Company shall provide to the Chief Accounting Officer of RW (the "CAO") a determination of the fair market value (as defined) of its inventory, machinery, equipment and real estate (the "Valued Assets") as of the IPO
Closing Date.   Within seven (7) days of such date, the CAO shall distribute to every Founding Company the value of the Valued Assets of every Founding Company. The Company shall have seven (7) days from the date of the distribution of such valuation to dispute the value of the Valued Assets of any Founding Company by providing written notice of such dispute to the CAO. If the CAO is unable to resolve any such dispute, the dispute shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, which arbitration shall be resolved no later than thirty (30) days from selection of the arbitrator. The arbitrator shall be selected by the CAO.

         (b) Arthur Andersen or, if not Arthur Andersen, the Company's accountant, shall cause to be prepared and delivered to RW and the Company a calculation as of the IPO Closing Date of the Defined Net Worth of the Company (the "Balance Sheet Calculation"). The Balance Sheet Calculation shall be final and binding on the Company and the Other Founding Companies absent fraud, manifest error or gross negligence.

         (c) The Balance Sheet Calculation shall include a report of Arthur Andersen or, if not Arthur Andersen, the Company's accountant, stating that it has been prepared in a manner consistent with the accounting policies and procedures used in preparation of the balance sheets in the Initial Financial Statements, except as provided in the definition of "Defined Net Worth" contained herein. The Stockholders shall give Arthur Andersen and other appropriate personnel such assistance and access to the assets and books and records of the Company as Arthur Andersen shall reasonably request during normal business hours in order to enable them to prepare the Balance Sheet Calculation. The Surviving Corporation shall be responsible for the fees and expenses of Arthur Andersen or, if not Arthur Andersen the Company's accountant.

         Section 2.07 Fractional Shares. Notwithstanding any other provision herein, no fractional shares of RW Common Stock will be issued. All shares of RW Common Stock shall be aggregated, and any Stockholder entitled hereunder, after such aggregation, to receive a fractional share of RW Common Stock but for this Section 2.07 will be entitled hereunder to receive a cash payment for and in lieu thereof in the amount (rounded to the nearest whole cent) equal to that Stockholder's fractional interest in a share of RW Common Stock multiplied by the IPO Price.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

         Section 3.01 By Each Stockholder. The Stockholders severally represent and warrant to, and agree with, RW that all the following representations and warranties in this Article III are as of the date of this Agreement, and will be, as amended or supplemented pursuant to Section 6.08, on the IPO Closing Date, true and correct:

         (a)       (i)    each Stockholder will acquire the shares of RW Common
Stock to be issued pursuant to Article II to the Stockholder solely for the Stockholder's account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of any of those shares in connection with any distribution;

                   (ii) no Stockholder is a party to any agreement or other arrangement for the disposition of any shares of RW Common Stock other than this Agreement; (iii) except as set forth on Schedule
         3.01(a)(ii) each Stockholder is an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act; (iv) each Stockholder (A) is able to bear the economic risk of an investment in the RW Common Stock acquired pursuant to this Agreement, (B) can afford to sustain a total loss of that investment, (C) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the proposed investment in the RW Common Stock, (D) has had an adequate opportunity to ask questions and receive answers from the officers of RW concerning any and all matters relating to the transactions contemplated hereby, including the background and experience of the current and proposed officers and directors of RW, the plans for the operations of the business of RW, the business, operations and financial condition of the Other Founding Companies and any plans of RW for additional acquisitions, and (E) has asked all questions of the nature described in preceding clause (D) that such Stockholder thought to ask, and all those questions have been answered to his or her satisfaction;

         (b) the representations and warranties contained in Article III of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct, and the agreements set forth in that Article hereby are agreed to; and

         (c)       (i)    the terms and conditions of any agreements between
any Stockholder or an Affiliate of any Stockholder, on the one hand, and the Company on the other hand, included in the Scheduled Related Party Agreements will have been amended effective as of the IPO Closing Date to be no less favorable to the Company than the Company reasonably could have expected to obtain in an arms-length transaction with a Person other than an Affiliate of the Company and (ii) the rentals or other payments provided for in such agreements then will not exceed fair market rentals of the property being leased or fair market value of the sum or product being provided and such amounts shall have been previously approved in writing by the Chief Financial Officer of RW.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                    THE COMPANY AND THE PRIMARY STOCKHOLDERS

         Section 4.01 By the Company and Each Primary Stockholder. The Company and each Primary Stockholder jointly and severally represent and warrant to, and agree with, RW that all the following representations and warranties in this Article IV are as of the date of this Agreement, and will be, as amended or supplemented pursuant to Section 6.08, on the Delivery Date and the IPO Closing Date, true and correct:

         (a) the Organization State of the Company is the State of Tennessee, and the Company (i) is a corporation duly organized, validly existing and in good standing under the laws of that State, (ii) has all requisite corporate power and authority under those laws and its Charter Documents to own or lease and to operate its properties and to carry on its business as now conducted and (iii) is duly qualified and in good standing as a foreign corporation in all jurisdictions (other than the State of Tennessee) in which it owns or leases property or in which the carrying on of its business as now conducted so requires except where the failure to be so qualified, singly or in the aggregate, would not have a Material Adverse Effect;

         (b) (i) the authorized Capital Stock of the Company is comprised of 30,000 shares of Company Common Stock, of which 1,000 shares have been issued and are now outstanding and no shares are held by the Company as treasury shares, and (ii) there are no Derivative Securities of the Company;

         (c) the Company has elected to be treated as an S corporation within the meaning of the Code, as amended; and

         (d) the representations and warranties contained in Article IV of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct, and the agreements set forth in that Article hereby are agreed to.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF RW AND NEWCO

         Section 5.01 By RW and Newco. RW and Newco jointly and severally represent and warrant to the Company and each Stockholder that all the following representations and warranties in this Article V are as of the date of this Agreement, and will be on the IPO Closing Date, true and correct:

         (a) Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee;

         (b) except as disclosed in the Private Placement Memorandum, no Derivative Securities of Newco are outstanding;

         (c) Newco has been organized for the sole purpose of participating in the Merger and has not, and will not, engage in any activities other than those necessary to effectuate the Merger;

         (d) except for shares of RW Common Stock to be publicly sold in the IPO and as disclosed in the Private Placement Memorandum or preliminary prospectus, neither RW nor Newco is a party to any agreement or other arrangement for the disposition of any shares of RW Common Stock; and

         (e) the representations and warranties contained in Article V of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct.

                                   ARTICLE VI

                   COVENANTS EXTENDING TO THE EFFECTIVE TIME

         Section 6.01 Of Each Party. Until the Effective Time, subject to the waiver provisions of Section 11.05, each party hereto will comply with each covenant for which provision is made in Article VI of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) to be performed or observed by that party.

                                  ARTICLE VII

             THE CLOSING AND CONDITIONS TO CLOSING AND CONSUMMATION

         Section 7.01     The Closing and Certain Conditions.

         (a) The Closing. On or before the IPO Pricing Date, the parties hereto will take all actions necessary to (i) effect the Merger (including, as permitted by the Applicable Corporate Code, (A) the execution of a Certificate of Merger (1) meeting the requirements of the Applicable Corporate Code and (2) providing that the Merger will become effective on the IPO Closing Date and (B) the delivery of that Certificate of Merger with a filing service that will file such Certificate of Merger with the Department of State of the State of Tennessee) upon notification of the closing of the IPO (provided that Comstock's Certificate of Merger shall be filed immediately prior to the closing of the IPO), (ii) verify the existence and ownership of the certificates evidencing the

Company Common stock to be exchanged for the Merger Consideration pursuant to
Section 2.05 and (iii) satisfy the document delivery requirements to which the obligations of the parties to effect the Merger and the other transactions contemplated hereby are conditioned by the provisions of this Article VII (all those actions collectively being the "Delivery"). The Delivery will take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia at 10:00 a.m., Atlanta time on the IPO Pricing Date, or at such later time on the IPO Pricing Date as RW shall specify by written notice to the President of the Company (the "Delivery Date"). The actions taken at the Delivery will not include the completion of either the Merger or the delivery of the Company Common Stock or the Merger Consideration pursuant to Section 2.05. On the IPO Closing Date, the Certificate of Merger will be filed and will become effective pursuant to Section 2.02, and all transactions contemplated by this Agreement to be closed or completed on or before the IPO Closing Date, including the surrender of the Company Common Stock in exchange for the Merger Consideration (including a certified check or checks in an amount equal to the cash portion of the Merger Consideration) will be closed or completed, as the case may be. During the period from the Delivery Date to the IPO Closing Date, this Agreement may be terminated by the parties only pursuant to Section 12.01(b)(i).

         (b) Certain Conditions to the Obligations of the Company and the Stockholders. The obligations of the Company and the Stockholders with respect to the actions to be taken by them at or before the Delivery Date are subject to the satisfaction on or before the Delivery Date, or waiver by them pursuant to Section 11.05, of all the conditions set forth in Sections 7.01 and 7.02(a). The obligations of the Stockholders with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction on that date of the following conditions: (if required by such Stockholder) (i) the Employment Agreement then shall be in full force and effect; and (ii) all the conditions set forth in Sections 7.01 and 7.02(b).

         (c) Certain Conditions to the Obligations of RW and Newco. The obligations of RW and Newco with respect to actions to be taken by them at or before the Delivery Date are subject to the satisfaction on or before the date of the Delivery Date, or waiver by them pursuant to Section 11.05, of the following conditions: (i) the Company shall have delivered to RW a copy of the articles of incorporation, as amended to the Delivery Date and certified by the Secretary of State of the State of Tennessee as of a Current Date, of the Company; and (ii) all the conditions set forth in Sections 7.01 and 7.03(a). The obligations of RW and Newco with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction on that date of the following conditions: (i) the Employment Agreements then shall be in full force and effect; and (ii) all the conditions set forth in Sections 7.01 and 7.03(b).

         (d) Uniform Provisions. The text of Article VII of the Uniform Provisions hereby is incorporated herein by this reference.

                                  ARTICLE VIII

                     COVENANTS FOLLOWING THE EFFECTIVE TIME

         Section 8.01 Of Each Party Other than the Company. From and after the Effective Time, subject to the waiver provisions of Section 11.05, each party hereto (other than the Company) will comply with each covenant for which provision is made in Article VIII of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) to be performed or observed by that party.

                                   ARTICLE IX

                                INDEMNIFICATION

         Section 9.01     Indemnification Rights and Obligations.  The text of
Article IX of the Uniform Provisions hereby is incorporated herein by this reference. Any provision contained in Article IX of the Uniform Provisions to the contrary notwithstanding, the indemnification obligations of the Stockholders pursuant to this Agreement shall be joint and several.

                                   ARTICLE X

                            [Intentionally Ommitted]


                                   ARTICLE XI

                               GENERAL PROVISIONS

         Section 11.01 Treatment of Confidential Information. Each party hereto will comply with each covenant for which provision is made in Section
11.01 of the Uniform Provisions (the text of which Section hereby is incorporated herein by this reference) to be performed or observed by that party.

         Section 11.02    Restrictions on Transfer of RW Common Stock.

         (a) Except for transfers to employees of the Company that are approved in writing by the Board of Directors of RW (or a committee designated by the Board of Directors of RW) prior to such transfer, during the one year period ending on the first anniversary of the IPO Closing Date (the "Restricted
Period"), no Stockholder voluntarily will:   (i) sell, assign, exchange,
transfer, encumber, pledge, distribute, appoint or otherwise dispose of (A) any shares of RW Common Stock received by any Stockholder in the Merger or (B) any interest in (including any option to buy or sell) any of those shares of RW Common Stock, in whole or in part, and RW will have no obligation to, and shall not, treat any such attempted transfer as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of RW Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of RW Common Stock acquired pursuant to Section 2.04 (including, for example engaging in put, call, short-sale, straddle or similar market transactions); provided, however, that this Section 11.02 shall not restrict any transfer of RW Common Stock acquired by a Stockholder pursuant to
Section 2.04 to any of that Stockholder's Related Persons who agree in writing to be bound by the provisions of Section 11.01 and this Section 11.02. The certificates evidencing the RW Common Stock delivered to each Stockholder pursuant to Section 2.05 will bear a legend substantially in the form set forth below and containing such other information as RW may deem necessary or appropriate:

         "EXCEPT PURSUANT TO THE TERMS OF THE AGREEMENT AND PLAN OF REORGANIZATION AMONG THE ISSUER, THE HOLDER OF THIS CERTIFICATE AND THE OTHER PARTIES THERETO, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED VOLUNTARY SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION OF ANY OF THOSE SHARES, DURING THE ONE-YEAR PERIOD ENDING ON __________ [DATE THAT IS THE FIRST ANNIVERSARY OF THE IPO CLOSING DATE] (THE "RESTRICTED PERIOD"). ON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE."

         (b) From the first anniversary of the IPO Closing Date to the fourth anniversary of the IPO Closing Date, the Stockholders agree to sell shares of RW Common Stock acquired pursuant to this Agreement only in accordance with the procedures set forth in this Section 11.02(b). Every quarter during such period, every Stockholder will be permitted to sell, in the aggregate, up to 8% of the aggregate number of shares of Common Stock received by such Stockholder pursuant to this Agreement (the "Quarterly Block Trade Shares") in either a block trade or a registered public offering, at the option of RW. If a Stockholder does not sell all of his or her Quarterly Block Trade Shares in any given quarter, such Stockholder may sell such Quarterly Block Trade Shares pursuant to this Section 11.02(b) in any later quarter, provided, however, that in no event may a Stockholder sell more than 20% of the shares of Common Stock received by such Stockholder pursuant to this Agreement in any one quarter. Any Stockholder that wishes to sell shares of RW Common Stock pursuant to such selling opportunity must give notice to RW and the Executive Council no later than fourteen days prior to the commencement of the fiscal quarter of RW during which such Stockholder wants to sell such shares. Notwithstanding anything set forth in this Section 11.02(b), RW may elect to make available to the Stockholders (i) additional opportunities to sell shares of RW Common Stock and/or (ii) the opportunity to sell an amount in excess of such amount during any particular quarter. The Company may modify or waive this Section 11.02(b) at its sole discretion at any time following written notice to the Stockholders, provided that no such modification or waiver may reduce the number of selling opportunities or the maximum number of shares of RW Common Stock that may be sold by any Stockholder during any selling opportunity.

         (c) Each Stockholder, severally and not jointly with any other Person, (i) acknowledges that the shares of RW Common Stock to be delivered to that Stockholder pursuant to Section 2.04 have not been and will not be registered under the Securities Act and therefore may not be resold by that Stockholder without compliance with the Securities Act and (ii) covenants that none of the shares of RW Common Stock issued to that Stockholder pursuant to
Section 2.04 will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all the applicable provisions of the Securities Act and the rules and regulations of the SEC and applicable state securities laws and regulations. All certificates evidencing shares of RW Common Stock issued pursuant to Section 2.04 will bear the following legend in addition to the legend prescribed by Section 11.02(a):

         "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS, HAVE BEEN ISSUED PURSUANT TO ONE OR MORE EXEMPTIONS THERETO, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, ASSIGNED OR DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED."

In addition, certificates evidencing shares of RW Common Stock issued pursuant to Section 2.04 to each Stockholder will bear any legend required by the securities or blue sky laws of the state in which that Stockholder resides.

         Section 11.03 Brokers and Agents. Except for IPO Development Company, each of the Stockholders jointly and severally, on the one hand, and RW, on the other, represents and warrants to the other that such Person has not directly or indirectly employed or become obligated to pay any broker, finder or similar agent in connection with the transactions contemplated hereby and agree, without regard to the Threshold Amount limitations set forth in Article IX, to indemnify the other against all Damage Claims arising out of claims for any and all fees and commissions of brokers or similar agents employed or promised payment by such Person.

         Section 11.04 Assignment; No Third Party Beneficiaries. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding on and inure to the benefit of the parties hereto, the successors of RW, and the heirs and legal representatives of the Stockholders (and, in the case of any trust, the successor trustees of that trust). Neither this Agreement nor any other Transaction Document is intended, or shall be construed, deemed or interpreted, to confer on any Person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as provided in Section 6.05(b) or 11.14, in Article IX or as otherwise provided expressly herein or therein.

         Section 11.05 Entire Agreement; Amendment; Waivers. Except with respect to Section 11.07 hereof, this Agreement and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Company, Newco and RW and supersede all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement. This Agreement may be amended, modified or supplemented, and any right hereunder may be waived, if, but only if, that amendment, modification, supplement or waiver is in writing and signed by each of the Stockholders, the Company and RW. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

         Section 11.06 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

         Section 11.07    Expenses.  If the transactions contemplated hereby
(i) are consummated, RW will pay the fees, expenses and disbursements of RW and Newco and their Representatives which are incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance of and compliance with all conditions to be performed by RW and Newco under this Agreement, including the costs of preparing the Registration Statement, (collectively, the "RW Expenses") and (ii) if the transactions contemplated hereby are not consummated, the RW Expenses shall be paid by the Founding Companies subject to the provisions of the IPO Cost Liability Sharing Agreement attached hereto as Exhibit C and incorporated herein by reference (b) the Stockholders will pay from personal funds, and not from funds of the Company or any Company Subsidiary, all sales, use, transfer and other similar taxes and fees (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated hereby and (c) the Company will pay the fees, expenses and disbursements of Counsel for the Company and the Stockholders incurred in connection with the subject matter of this Agreement and the Registration Statement on or before the IPO Closing Date. The Stockholders will file all necessary documentation and Returns with respect to all Transfer Taxes. In addition, each Stockholder acknowledges that he, and not the Company or RW or the Surviving Corporation, will pay all Taxes due upon receipt of the consideration payable to that Stockholder pursuant to Article II.

         Section 11.08 Notices. All notices required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received

         (a) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or

         (b) if delivered by mail (whether actually received or not), at the close of business on the third Business Day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

                   (i)    if to RW or Newco, addressed to it at:

                   RailWorks Corporation
                   403 Somerset Road
                   Baltimore, Maryland 21210
                   Attn: Chief Executive Officer
                   with copies (which shall not constitute notice for purposes of this Agreement) to:

                   King & Spalding
                   191 Peachtree Street
                   Atlanta, Georgia  30303
                   Attn:  Jeffrey M. Stein

                   (ii) if to the Stockholders, addressed to them at their addresses set forth in Schedule 2.04; and

                   (iii)  if to the Company, addressed to it at:

                   Merit Railroad Contractors, Inc.
                   4301 Bridgetown Industrial Drive
                   Bridgeton, Missouri 63044-1204
                   Attn: Steve C. Goggin

                   with copies (which shall not constitute notice for purposes of this Agreement) to Counsel for the Company and the Stockholders at the address designated by the Company

         Section 11.09 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

         Section 11.10 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay or omission in the exercise of any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto shall impair any such right, power or remedy, nor shall it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

         Section 11.11 Time. Time is of the essence in the performance of this Agreement in all respects.

         Section 11.12 Reformation and Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         Section 11.13 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

         Section 11.14 Respecting the IPO. Each of the Company and the Stockholders acknowledges and agrees that: (a) no firm commitment, binding agreement or promise or other assurance of any kind, whether express or implied, oral or written, exists at the date hereof that the Registration Statement will become effective or that the IPO will occur at a particular price or within a particular range of prices or occur at all; (b) neither RW or any of its Representatives nor any prospective underwriters in the IPO will have any liability to the Company, the Stockholders or any of their respective Affiliates or associates for any failure of (i) the Registration Statement to become effective (provided, however, that RW will use its reasonable best efforts to cause the Registration Statement to become effective prior to August 14, 1998) or (ii) the IPO to occur at a particular price or within a particular range of prices or to occur at all; and (c) the decision of Stockholders to enter into this Agreement, or to vote in favor of or consent to the Merger, has been or will be made independent of, and without reliance on, any statements, opinions or other communications of, or due diligence investigations that have been or will be made or performed by, any prospective underwriter relative to RW or the IPO.

                                  ARTICLE XII

                                  TERMINATION

         Section 12.1.    Termination of this Agreement.

         (a) This Agreement may be terminated at any time prior to the Delivery Date solely:

                   (i)    by the mutual written consent of RW and the Company;

                   (ii) by the Stockholders or the Company, on the one hand, or by RW, on the other hand, if the events contemplated by this Agreement to take place at the Delivery Date shall not have taken place by September 4, 1998, unless the failure of such transactions to be consummated results from the willful failure of the party (or in the case of the Stockholders and the Company, any of them) seeking to terminate this Agreement to perform or adhere to any agreement required hereby to be performed or adhered to by it prior to or at the Delivery Date or thereafter on the IPO Closing Date;

                   (iii) by the Stockholders or the Company, on the one hand, or by RW, on the other hand, if a material breach or default shall be made by the other party (or in the case of the Stockholders and the Company, any of them) in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained in Article VI or Section 11.01;

                   (iv) by the Stockholders or the Company, on the one hand, or RW, on the other, if it is entitled to do so as provided in
         Section 6.08;

                   (v) by the Stockholders prior to the filing of the Registration Statement if the Registration Statement is not filed by June 15, 1998;

                   (vi) by RW or the Stockholders prior to 9:00 a.m. on the IPO Pricing Date (as set forth in Section 8.10) if the value of RW at the IPO Pricing Date (as calculated by multiplying the price per share at which the RW common stock is to be sold in the IPO by the number of shares of common stock to be outstanding after the Closing of the IPO) shall be less than $215 million;

                   (vii) by the Stockholders if the Registration Statement has not been declared effective by the Securities and Exchange Commission by August 14, 1998;

                   (viii) by the Stockholders if John G. Larkin is no longer serving as Chairman of the Board of Directors and Chief Executive Officer prior to the Closing; or

                   (ix) by the stockholders of CPI Concrete Products, Inc. if its Employee Stock Ownership Plan does not approve the merger prior to the Delivery Date.

         (b) This Agreement may be terminated after the Delivery Date solely:

                   (i) by RW or the Company if the Underwriting Agreement is terminated pursuant to its terms after the IPO Pricing Date and prior to the consummation of the IPO; or

                   (ii) automatically and without action on the part of any party hereto if the IPO is not consummated within 15 New York City business days after the Delivery Date.

         (c) If this Agreement is terminated pursuant to this Section 12.01, the Merger will be deemed for all purposes to have been abandoned and of no force or effect.

         Section 12.02 Liabilities in Event of Termination. If this Agreement is terminated pursuant to Section 12.01, there shall be no liability or obligation on the part of any party hereto except (a) as provided in Sections 11.03 or 11.07 and (b) to the extent that such liability is based on the breach by that party of any of its representations, warranties or covenants set forth in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    RAILWORKS CORPORATION


                                    By: /s/ John G. Larkin
                                        ----------------------------------------
                                        John G. Larkin
                                        Chief Executive Officer


                                    BEARS MERIT COMPANY


                                    By: /s/ John G. Larkin
                                        ----------------------------------------
                                        John G. Larkin
                                        President


                                    MERIT RAILROAD CONTRACTORS, INC.


                                    By: /s/ Authorized Signature
                                        ----------------------------------------
                                        Name:
                                        Title:



                                    STOCKHOLDERS:


                                    /s/ Steve C. Goggin
                                    --------------------------------------------
                                    Steve C. Goggin

                                   ADDENDUM 1

                            OTHER FOUNDING COMPANIES


         A. Words and terms used in this Addendum which are defined in the captioned Agreement to which this is an Addendum are used herein as therein defined.

         B.        The Founding Companies are:
                   Alpha - Keystone Engineering, Inc.
                   Annex Railroad Builders, Inc.
                   Comtrak Construction, Inc.
                   Comstock Holdings Inc.
                   Condon Brothers, Inc.
                   CPI Concrete Products
                   HP McGinley, Inc.
                   Kennedy Railroad Builders, Inc.
                   Merit Railroad Contractors, Inc.
                   Midwest Construction Services, Inc.
                   Minnesota Railroad Services, Inc.
                   Mize Construction Co.
                   New England Railroad Construction Co., Inc.
                   Northern Rail Service & Supply Company, Inc.
                   Railcorp, Inc.
                   Railroad Service, Inc.
                   Railroad Specialities, Inc,
                   Southern Indiana Wood Preserving Co.
                   U.S. Railway Supply, Inc,
                   U.S. Trackworks, Inc.
                   W.A. Smith Construction Co., Inc.
                   W.A Smith Rerailing Co., Inc.